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                                                                     Exhibit 5.2

                                [CLIFFORD CHANCE
                               ROGERS & WELLS LLP
                                  LETTERHEAD]





February  18, 2000



Nuevo Grupo Iusacell, S.A. de C.V.
Prolongacion Paseo de la Reforma 1236
Colonia Santa Fe
Delagacion Cuajimalpa
05348 Mexico, D.F., Mexico

Re:  Nuevo Grupo Iusacell, S.A. de C.V.


Ladies and Gentlemen:

We have acted as special United States counsel to Nuevo Grupo Iusacell, S.A. de C.V., a Mexican sociedad anonima de capital variable (the "Company") in connection with the Company's offer to exchange up to U.S. $350,000,000 aggregate principal amount of its 14 1/4% Senior Notes de 2006 (the "Exchange Notes") for a like principal amount of its 14 1/4% Senior Notes due 2006 (the "Old Notes"). Such exchange offer is more fully described in the Registration Statement on Form F-4 / S-4 filed by the Company and Bell Atlantic Corporation on the date hereof (the "Registration Statement") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the form of Prospectus that is a part thereof (the "Prospectus"), the Company's bylaws (estatutos sociales) and such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and have relied upon the relevant facts stated therein.
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Nuevo Grupo Iusacell, S.A. de C.V.
                                                                          Page 2
February  18, 2000


Based upon and subject to the foregoing, we are of the opinion that the Exchange Notes, assuming (i) due authorization, execution, delivery and issuance by the Company in accordance with Mexican law (ii) due authentication thereof by The Bank of New York, as Trustee, in accordance with the Indenture dated December 16, 1999 and (iii) due delivery and exchange of the Exchange Notes for the Old Notes by the holders as contemplated in the Registration Statement and the relevant agreements, will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).

Insofar as the opinion set forth herein relates to matters of the law of the United Mexican States, we have relied upon the opinions of De Ovando y Martinez del Campo, S.C., Mexican counsel to Iusacell, filed as an Exhibit to the Registration Statement, and our opinion herein is subject to any and all exceptions and reservations set forth therein.

We hereby consent to the filing of this opinion with the Registration Statement and to the reference to ourselves under the captions "Taxation" and "Legal Matters" in the Registration Statement.

Very truly yours,



/s/ CLIFFORD CHANCE ROGERS & WELLS LLP